Exhibit 10.19

FORM EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between E*TRADE Financial Corporation (the “Company”) and [ ] (“Executive”) as of [ , 20[ ]] (the “Effective Date”).

1.Position and Duties: As of the Effective Date, Executive will (become/continue in the role) as [ ]. Executive agrees to devote all necessary time, energy and skill to Executive’s duties at the Company.

The Company shall provide Executive with the same indemnification and D&O insurance protection provided from time to time to its officers and directors generally. Notwithstanding anything to the contrary in this Agreement, the rights of Executive to indemnification and the D&O insurance coverage with respect to all matters, events or transactions occurring or effected during the Executive’s period of employment with the Company shall survive the termination of Executive’s employment.

2.Term of Agreement: This Agreement shall remain in effect through December 31, 20[ ] (the “Term”), unless Executive’s employment is terminated earlier by either party, subject to payments under Section 5 hereof to the extent applicable. The Term of this Agreement shall automatically renew for additional one-year periods (each one-year period following December 31, 20[ ], a “Successive Term”) unless either party provides at least ninety days’ prior written notice of termination of the Agreement; provided that in the event of a Change in Control during the Term (or any Successive Term) of this Agreement, this Agreement may not be terminated until 24 months following such Change in Control. Executive’s employment with the Company shall be “at-will”. Unless Executive terminates Executive’s employment prior to the end of the Term or any Successive Term pursuant to the terms of this Agreement (for the avoidance of doubt, including to the extent an Involuntary Termination occurs following the Company’s delivery of notice of its non-renewal of this Agreement pursuant to the preceding sentence), Executive’s continued employment following the end of the Term or any Successive Term shall continue to be on an at-will basis and on such terms and conditions as the parties may agree.

3.Compensation: During the Term or any Successive Term, Executive shall be compensated by the Company for Executive’s services as follows:

(a)Base Salary: Executive shall be paid an annualized base salary of $[ ] per year, subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Executive’s base salary may be adjusted from time to time in the discretion of the

Company, subject to the provisions of Section 5 (incorporating the definitions set forth in Section 8) (this is referred to as the “Base Salary”).

(b)Performance Bonus: Executive shall have the opportunity to earn an annual performance bonus. The performance bonus shall be earned upon the Executive and the Company meeting pre-established performance targets. Executive’s current cash bonus target amount is $[ ]. The annual cash bonus, if earned, will be paid at the same time and in the same manner as payments to similarly situated executives of the Company and, except as expressly provided otherwise in this Agreement or in the applicable bonus plan document, shall not be earned unless Executive remains employed with the Company on the date of payment.

(c)Benefits: Executive shall have the right, on the same basis as other senior executives of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, as such plans may be modified from time to time.

4.Equity Compensation. Executive will be eligible to receive equity compensation awards from time to time if the Company’s Board of Directors or its designee, in its sole discretion, determines that such an award(s) is appropriate.

5.	Effect of Termination of Employment During the Term or any Successive Term:

(a)    Involuntary Termination outside a Change in Control Period: If Executive’s employment with the Company is terminated as a result of an Involuntary Termination outside of a Change in Control Period, then subject to Executive signing the Release and any revocation period with respect thereto expiring without revocation within 60 days following the date of termination, Executive shall receive the following benefits, in addition to any compensation and benefits earned and unpaid under Section 3 through the date of Executive’s termination of employment:

(i)    a lump sum cash severance payment equal to one times the sum of (x) Executive’s annual Base Salary and (y) Executive’s annual cash performance bonus at the target payment level, which payment shall be paid within 30 days following the effectiveness of the Release, but in no event later than March 15 of the year following the year in which such termination of employment occurs;

(ii)    a lump sum cash payment equal to the product of (x) the annual cash performance bonus that would have been paid to Executive had he remained employed through the date of payment in accordance with Section 3(b), based on the Company’s actual performance for the year in which such termination occurs, and (y) a fraction, the numerator of which is the number of days elapsed in the calendar year in which such termination occurs and the denominator of which is 365, which payment shall be paid no later than March 15 of the year following the year in which such termination of employment occurs;

(iii)    reimbursement for the cost of medical coverage at a level equivalent to that provided by the Company immediately prior to termination of employment, through the earlier of: (A) 12 months following Executive’s termination of employment, or (B) the date that Executive becomes eligible for medical coverage from a subsequent employer; provided that (x) it shall be the obligation of Executive to inform the Company that Executive has become eligible for such medical coverage and (y) such reimbursement shall be made by the Company subsidizing or reimbursing COBRA premiums or, if Executive is no longer eligible for COBRA continuation coverage, by a lump sum payment based on the monthly premiums immediately prior to the expiration of COBRA coverage;

(iv)    any options, restricted stock awards, restricted stock units and other equity awards at any particular time that are subject to vesting based solely on the Executive's continued employment (“Time-Based Equity Grants”) and that are unvested on the date of termination of employment (collectively, the “Post- Termination Awards”) shall not terminate, but will remain eligible to become vested (and, with respect to restricted stock units (“RSUs”), converted into shares) on their normal vesting dates as if Executive’s employment had not terminated (the “Scheduled Vesting Date”); provided that all of the Post-Termination Awards will be canceled immediately if any of the following events (the “Post- Termination Events”) occur at any time before the applicable Scheduled Vesting Date:

•	Executive acts in any manner that the Compensation Committee of the Company Board of Directors determines is contrary or materially harmful to the interests of the Company or any of its subsidiaries;

•
Executive fails to comply with the covenants in Section 6 hereof; provided that such covenants shall be of no further force or effect as of the twelve (12) month anniversary of the termination of Executive’s employment;

•
Executive encourages or solicits any employee, consultant, or contractor of the Company or its affiliates to leave or diminish their relationship with the Company for any reason or to accept employment, consultancy or a contracting relationship with any other company;

•
Executive, directly or indirectly, encourages or solicits or attempts to encourage or solicit any customers, clients, partners or affiliates of the Company to terminate or diminish their relationship with the Company;

•	Executive disparages the Company or its officers, directors, employees, products or services;

•
Executive misuses or discloses the Company’s confidential or Proprietary Information, breaches any proprietary information, confidentiality agreement or any other agreement between Executive and the Company (or any of its affiliates), or breaches the Release;

•
Executive fails or refuses to reasonably cooperate with or assist the Company in a timely manner in connection with any investigation, regulatory matter, lawsuit or arbitration in which the Company is a subject, target or party and as to which Executive may have pertinent information; or

•
the Company determines that Executive’s employment could have been terminated for Cause (regardless of any “cure” periods) or that Executive’s actions or omissions during employment caused a restatement of the Company’s financial statements or constituted a violation of the Company’s policies and standards.

Notwithstanding the foregoing, (i) the Post-Termination Awards shall become fully vested and, if applicable, settled upon the death of Executive or upon a Change in Control that constitutes a “a change in ownership”, a “change in effective control”, or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A and the Section 409A Regulations (a “409A Change in Control”), so long as such death or 409A Change in Control occurs following the applicable termination date and prior to the earlier of the final Scheduled Vesting Date or the occurrence of a Post- Termination Event, and (ii) to the extent required to avoid acceleration taxation or tax penalties under Section 409A, the settlement of the tranche of RSUs that would first vest following the termination date if the Executive remained in employment shall occur on the latest of (1) the applicable Scheduled Vesting Date, (2) the date the Release becomes effective and (3) the 60th day following the date of termination, if the 60 day period referenced in this Section 5(a) in respect of the Release begins in one calendar year and ends in another.

(b)    Involuntary Termination during a Change in Control Period: If Executive’s employment with the Company is terminated as a result of an Involuntary Termination during a Change in Control Period, then subject to Executive signing the Release and any revocation period with respect thereto expiring without revocation within 60 days following the date of termination, Executive shall receive the following benefits, in addition to any compensation and benefits earned and unpaid under Section 3 through the date of Executive’s termination of employment:

(i)    a lump sum cash severance payment equal to two point ninety-nine (2.99) times the sum of (x) Executive’s annual Base Salary as in effect immediately prior to such termination, or if higher, as in effect immediately prior to the first occurrence of an event constituting Change in Control Period Good Reason and (y) Executive’s annual cash performance bonus at the target payment level in effect for the year in which such termination occurs, or, if higher, in effect for the year preceding the first occurrence of an event constituting Change in Control Period Good Reason, which payment shall be paid within 30 days following the effectiveness of the Release, but in no event later than March 15 of the year following the year in which such termination of employment occurs;
(ii)    a lump sum cash payment equal to the product of (x) the annual cash performance bonus (which shall be no less than the annualized amount accrued by the Company) that would have been paid to Executive had he remained employed through the date of payment in accordance with Section 3(b), based on the Company’s actual performance for the year in which such termination occurs, and (y) a fraction, the numerator of which is the number of days elapsed in the calendar year in which such termination occurs and the denominator of which is 365, which payment shall be paid no later than March 15 of the year following the year in which such termination of employment occurs;

(iii)    each Time-Based Equity Grant shall become fully vested (and, with respect to RSUs, converted into shares) in full as of the date on which the Release becomes effective; provided that, to the extent necessary to avoid accelerated taxation or tax penalties under Section 409A, (x) if such termination occurs during a Change in Control Period but prior to a 409A Change in Control, then to the extent necessary to avoid accelerated taxation or tax penalties under Section 409A, any RSUs will be settled on the same dates on which such settlement would have occurred if the Executive remained employed and (y) if the 60 day period referenced in this Section 5(b) in respect of the Release begins in one calendar year and ends in another, then the RSUs will be settled in the second calendar year;

(iv)    reimbursement for the cost of medical coverage at a level equivalent to that provided by the Company immediately prior to termination of employment, through the earlier of: (A) 24 months following Executive’s termination of employment, or (B) the date that Executive becomes eligible for medical coverage from a subsequent employer; provided that (x) it shall be the obligation of Executive to inform the Company that Executive has become eligible for such medical coverage and (y) such reimbursement shall be made by the Company subsidizing or reimbursing COBRA premiums or, if Executive is no longer eligible for COBRA continuation coverage, by a lump sum payment based on the monthly premiums immediately prior to the expiration of COBRA coverage.

(c)Death or Permanent Disability.

(i)    In the event of Executive’s death or termination as a result of Permanent Disability, all Time-Based Equity Grants held by Executive, to the extent then outstanding, shall become fully vested (and, with respect to RSUs, converted into shares) as of the date of such termination.

(ii)    In the event the Executive’s employment terminates as a result of Executive’s death or Permanent Disability, Executive (or Executive’s estate, as applicable) shall be entitled to a pro rata share of the Executive’s cash or other performance bonus to the date of death or Permanent Disability, based on target performance.

(d)	Retirement and Retirement Eligibility.

(i)    Retirement outside a Change in Control Period: If Executive’s employment with the Company is terminated as a result of Executive’s Retirement outside of a Change in Control Period, then subject to Executive signing the Release and any revocation period with respect thereto expiring without revocation within 60 days following the date of termination, any Post-Termination Awards shall not terminate, but will remain eligible to become vested (and, with respect to RSUs, converted into shares) on the applicable Scheduled Vesting
Dates; provided that (1) to the extent required to avoid acceleration taxation or tax penalties under Section 409A, the settlement of the tranche of RSUs that would first vest following the termination date if the Executive remained in employment shall occur on the latest of (x) the applicable Scheduled Vesting Date, (y) the date the Release becomes effective and (z) the 60th day following the date of termination, if the 60 day period referenced in this Section in respect of the Release begins in one calendar year and ends in another, (2) all of the Post-Termination Awards will be canceled immediately if any of the Post-Termination Events occur at any time before the applicable Scheduled Vesting Date and (3) notwithstanding anything set forth in this paragraph to the contrary, the Post-Termination Awards shall become fully vested and settled upon the death of the Participant or upon a 409A Change in Control.

(ii)    Retirement-Eligibility during a Change in Control Period: If Executive is or becomes Retirement-Eligible during a Change in Control Period, then subject to Executive signing the Release and any revocation period with respect thereto expiring without revocation within 60 days following the date thereof, each Time-Based Equity Grant shall become fully vested (and, with respect to RSUs, converted into shares) in full as of the date on which the Release becomes effective; provided that, to the extent necessary to avoid accelerated taxation or tax penalties under Section 409A, (x) if such Retirement-Eligibility occurs during a Change in Control Period but prior to a 409A Change in Control, then to the extent necessary to avoid accelerated taxation or tax penalties under Section 409A, any RSUs will be settled on the same dates on which such settlement would have occurred if the Executive remained employed and
(y) if the 60 day period referenced in this Section in respect of the Release begins in one calendar year and ends in another, then the RSUs will be settled in the second calendar year.

(e)Other Termination: In the event of a termination of Executive’s employment not specified under Section 5(a), Section 5(b), Section 5(c) or Section 5(d) above, including, without limitation, a termination for Cause, Executive shall not be entitled to any compensation or benefits from the Company, other than those earned and unpaid under Section 3 through the date of Executive’s termination and, in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of Executive’s termination or as otherwise provided in the applicable award agreement.

6.	Agreement Not to Compete:

(a)    During Executive’s employment with the Company and for twelve (12) months thereafter, Executive shall not hold any position, or engage in any activities as an employee, agent, contractor, or otherwise, with

(i)	[ ] (“Competitors”), or

(ii)    any of Competitors’ affiliates, subsidiaries, successors or assigns; provided that the Company shall have the right to revise the list of Competitors on one occasion during the Term or any Successive Term upon written notice to Executive, but in no event shall such revision take place after Executive has given the Company notice that Executive’s employment with the Company will terminate, and only so long as the list of Competitors is comprised of no more than four (4) entities.

(b)    Executive acknowledges that the restrictions contained in this Section 6, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and the Executive therefore acknowledges that, in the event of Executive’s violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief (without the posting of any bond) as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c)    The invalidity or unenforceability of any provision or provisions of this Section 6 shall not affect the validity or enforceability of any other provision or provisions of this Section 6, which shall remain in full force and effect. If any provision of this Section 6 is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement.

7.	Certain Tax Considerations:

(a)	Section 409A:

(i)    The payments under Section 5 are intended to qualify for the short-term deferral exception to Section 409A of the Code (“Section 409A”) described in the regulations promulgated under Section 409A (the “Section 409A Regulations”) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in the Section 409A Regulations to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A, and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall have no right, without Executive’s consent, to accelerate any payment or the provision of any benefits under this Agreement if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A. To the extent any payment hereunder is determined to be deferred compensation subject to Section 409A and the timing of such payment is conditioned on the Release becoming effective, then to the extent required to avoid penalty under Section 409A, any such payment hereunder that could be paid in either of two taxable years shall be made in the second taxable year.

(ii)    Without limiting the generality of the foregoing, if Executive is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of termination of employment, then to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following such termination date shall instead be paid (together with interest at the then current six-month LIBOR rate) on the first business day after the first to occur of (i) the date that is six months following Executive’s termination of employment and
(ii)the date of Executive’s death.

(iii)Except as expressly provided otherwise herein, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

(iv)For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of Executive’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code; provided, however, that, in the event of the Executive’s Permanent Disability, “separation from service” means the date that is six months after the first day of disability.

(b)	280G Limitation:

(i)    If the payments and benefits provided to Executive under this Agreement, either alone or together with other payments and benefits provided to Executive from the Company (including, without limitation, any accelerated vesting thereof) (the “Total Payments”), would constitute a “parachute payment”

(as defined in Section 280G of the Code) and be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Total Payments shall be reduced if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount than if Executive received all of the Total

Payments, in each case measured on an after-tax basis (taking into account federal, state and local income taxes and, if applicable, the Excise Tax). The determination of any reduction in the Total Payments shall be made at the Company’s cost by the Company’s independent public accountants or another firm designated by the Company and reasonably approved by Executive, and may be determined using reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall pay Executive’s costs incurred for tax, accounting and other professional advice in the event of a challenge of any such reasonable, good faith interpretations by the Internal Revenue Service.

(ii)    In the case of a reduction in the Total Payments pursuant to Section 7(b)(i), the Total Payments will be reduced in the following order: (a) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (b) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (c) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (d) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (e) all other non-cash benefits not otherwise described in clauses
(b) or (d) will be next reduced pro-rata.

(iii)    In the event that the Executive receives any of the Total Payments prior to a Change in Control, then the calculation of the amount of Total Payments that shall be reduced shall be made as provided in Section 7(b)(ii) however, such reductions will be first offset against any Total Payments not yet made at the time of the Change in Control. If Executive does not have sufficient Total Payments remaining unpaid at the time of the Change in Control which may be reduced as required by Section 7(b)(i), then the Executive agrees to repay to the Company in cash the amount by which his Total Payments should have been reduced under Section 7(b)(i).

8.Certain Definitions: For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below. For the avoidance of doubt, to the extent any of the following defined terms conflict with any corresponding defined term in any other agreement applicable to Executive, the following defined terms shall prevail:

(a)    “Cause” shall mean any of the following:

(i)    Executive’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any material employment or Company records;

(ii)    Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Executive’s ability to perform Executive’s duties with the Company;

(iii)    Executive’s intentional and repeated failure to perform stated duties after notice from the Company of, and a reasonable opportunity to cure, such failure;

(iv)    Executive’s improper disclosure of the Company’s confidential or Proprietary Information;

(v)    any material breach by Executive of the Company’s Code of Professional Conduct, which breach shall be deemed “material” if it results from an intentional act by Executive and has a material detrimental effect on the Company’s reputation or business; or

(vi)    any material breach by Executive of this Agreement or of any agreement regarding proprietary information and inventions, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

In the event that the Company terminates Executive’s employment for Cause, the Company shall provide written notice to Executive of that fact prior to, or concurrently with, the termination of employment. Failure to provide written notice that the Company contends that the termination is for Cause shall constitute a waiver of any contention that the termination was for Cause, and the termination shall be irrebuttably presumed to be an involuntary termination without Cause. However, if, within thirty (30) days following the termination, the Company first discovers facts that would have established “Cause” for termination, and those facts were not known by the Company at the time of the termination, then the Company shall provide Executive with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, and the Company will pay no severance.

(b)    “Change in Control” shall have the meaning set forth in the Company’s 2015 Omnibus Incentive Plan, as in effect from time-to-time, or any successor thereto

(c)    “Change in Control Period” shall mean the period commencing on the earlier of: (i) 60 days prior to the date of consummation of the Change in Control; (ii) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies); or (iii) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors and ending on the two year anniversary date of the consummation of the Change in Control.

(d)    “Change in Control Period Good Reason” shall mean any of the following conditions:

(i)    a material decrease in Executive’s Base Salary other than as part of any across-the-board reduction applying to all senior executives of an acquiror;

(ii)    a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change; provided that for purposes of this subsection (ii), in addition to any other material, adverse change in title, authority, responsibilities or duties, a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report shall constitute an event of “Change in Control Period Good Reason”;

(iii)    the relocation of Executive’s principal workplace to a location greater than fifty (50) miles from the prior workplace;

(iv)    any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive, or the Company’s delivery of written notice of non-renewal of this Agreement (other than as a result of a termination for Cause) pursuant to Section 2 hereof;

(v)    any failure of the Company to obtain the assumption (by operation of law or by contract) of this Agreement by any successor or assign of the Company; or
(vi)    any purported termination of Executive’s employment for “material breach of contract” which is purportedly effected without providing the “cure” period, if applicable, described in Section 8(a)(vi), above;

provided that Executive shall have provided written notice to the Company of the existence of the condition constituting Good Reason within 90 days of the initial existence of the condition.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Incumbent Directors” shall mean members of the Board who either (i) are members of the Board as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

(g)    “Involuntary Termination” shall mean the occurrence of one of the following:

(i)    termination by the Company of Executive’s employment with the Company for any reason other than Cause at any time;

(ii)    Executive’s resignation from employment for Non Change in Control Period Good Reason within six months following the occurrence of the event constituting Non Change in Control Period Good Reason; or

(iii)    during a Change in Control Period, Executive’s resignation from employment for Change in Control Period Good Reason within six months following the occurrence of the event constituting Change in Control Period Good Reason.

(h)    “Non Change in Control Period Good Reason” shall mean any of the following conditions first occurring outside of a Change in Control Period and occurring without Executive’s written consent:

(i)    a decrease in Executive’s Base Salary of greater than 20% during the Term or any Successive Term, in the aggregate;

(ii)    a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change; provided that for purposes of this subsection, a material, adverse change shall not occur merely by a change in reporting relationship; or

(iii)    the relocation of Executive’s principal workplace to a location greater than fifty (50) miles from the prior workplace;

(iv)    any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive, or the Company’s delivery of written notice of non-renewal of this Agreement (other than as a result of a termination for Cause) pursuant to Section 2 hereof;

provided that Executive shall have provided written notice to the Company of the existence of the condition constituting Good Reason within 90 days of the initial existence of the condition.

(i)    “Permanent Disability” shall mean Executive’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(j)    “Proprietary Information” is information that was developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” includes, but is not limited to, software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, vendor lists, customer lists, terms of compensation and performance levels of Company employees, and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from another person or entity.

(k)    “Release” shall mean a general release of claims substantially in the form attached as Exhibit A hereto.

(l)    “Retirement” means termination of the Executive’s employment at or following the Executive becoming Retirement-Eligible.

(m)    “Retirement-Eligible” means the Executive is at least age 60 and has at least 5 years of service with the Company and its affiliates.

9.Insider Trading Policy: Executive agrees to abide by the terms and conditions of the Company’s Insider Trading Policy, as it may be amended from time to time.

10.Dispute Resolution: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Arlington, Virginia in accordance with its National Employment Dispute Resolution rules. Executive acknowledges that by accepting this arbitration provision Executive is waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company shall bear all costs not otherwise borne by a plaintiff in a court proceeding.

11.Attorneys’ Fees: The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement. The Company shall pay Executive’s reasonable legal fees in connection with the review and negotiation of this Agreement and any ancillary services related thereto.

12.	General.

(a)    Successors and Assigns: The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by Executive or any rights which Executive may have pursuant to the terms and provisions of this Agreement, except to the extent permitted by the applicable plan for financial or estate planning purposes.

(b)    Amendments; Waiver: No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Notices: Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by overnight delivery with receipt requested.

Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or Executive’s address by written notice to the other in accordance with this Paragraph:

Mailed notices to Executive shall be addressed to the last known address provided by Executive to the Company,

Mailed notices to the Company shall be addressed as follows: E*TRADE Financial Corporation
671 North Glebe Road Arlington, VA 22203
Attention: Chief Human Resources Officer

(d)    Entire Agreement: This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of Executive’s employment and any amounts due on termination of such employment, with the exception of (i) the Agreement Regarding Employment and Proprietary Information and Inventions between the Company and Executive, (ii) any stock option, restricted stock, restricted stock unit award or other Company stock-based award agreements between Executive and the Company to the extent not modified by this Agreement, (iii) any indemnification agreement referenced in Section 1 and (iv) the Company’s employee benefit plans referenced in Section 3(c). This Agreement (including the documents described in (i) through (iv) herein) supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by or service to the Company.

(e)    Withholding Taxes: All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(f)    Counterparts: This Agreement may be executed by the Company and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

(g)    Headings: Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

(h)    Savings Provision: To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

(i)    Construction: The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Executive or the Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

(j)    Further Assurances: From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and to provide adequate assurance of Executive’s due performance hereunder.

(k)    Governing Law: Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the Commonwealth of Virginia.

(l)    Permitted Disclosures: Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company shall prohibit or restrict Executive from making any disclosure of information or documents to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Dated:

E*TRADE Financial Corporation

______________________________
By:

Dated:

______________________________
By:

Exhibit A
Form of Release